News Release
                                      Homestead Contact:
                                      James C. Potts (800) 201-9455

                                      Security Capital Contact:
                                      William R. (Todd) Fowler (800) 988-4304



                     HOMESTEAD VILLAGE AND SECURITY CAPITAL
                            ANNOUNCE MERGER AGREEMENT

ATLANTA (May 2, 2000) - Homestead Village Incorporated (NYSE: HSD) and Security Capital Group Incorporated (NYSE: SCZ) announced today that they have entered into a definitive merger agreement providing for the acquisition by cash tender offer by Security Capital of all the publicly held shares of Homestead's common stock and the associated preferred share purchase rights at a price of $4.10 per share. Security Capital currently owns approximately 87% of Homestead's outstanding common stock.

Any shares of Homestead common stock and associated preferred share purchase rights not purchased in the tender offer will be acquired by Security Capital in a subsequent merger transaction at the same $4.10 per share cash price.

A Special Committee consisting of independent directors of the Homestead Board of Directors reviewed and recommended approval of the offer by the full Board of Directors. The Committee's recommendation, and the Board's approval, are based on a number of factors, including the opinion of Stern Stewart & Co., the financial advisor to the Special Committee, that the $4.10 per share consideration to be received by the public shareholders of Homestead in the transaction is fair from a financial point of view to such holders.

The tender offer will commence shortly and will be made only by an offer to purchase and other offering documents, copies of which will be filed with the Securities and Exchange Commission (SEC) and mailed to Homestead stockholders.

The Homestead Board of Directors also approved postponement of Homestead's annual stockholders' meeting previously scheduled for June 8, 2000.

Homestead, based in Atlanta, is an owner and operator of 136 extended-stay-lodging facilities in 28 states. Focused on the business traveler, Homestead has developed an operating system designed to ensure a consistent, high-quality, uniform lodging experience.

Security Capital Group Incorporated is an international real estate research, investment and operating management company. Security Capital operates its business through two divisions. The Capital Division provides operational and capital deployment oversight to direct and indirect investments in real estate operating companies, generating earnings principally from its

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ownership of these affiliates. Currently, the Capital Division has investments in 16 real estate operating companies. The Financial Services Division generates fees principally from capital management and capital markets activities. The principal offices of Security Capital and its directly owned affiliates are in Amsterdam, Atlanta, Brussels, Chicago, Denver, El Paso, Houston, London, Luxembourg, New York and Santa Fe. More information on Security Capital may be found on Security Capital's web site at www.securitycapital.com.

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THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
OFFER TO SELL SHARES OF HOMESTEAD. AT THE TIME THE OFFER IS COMMENCED, SECURITY CAPITAL WILL FILE A TENDER OFFER STATEMENT WITH THE SEC AND HOMESTEAD WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF HOMESTEAD AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE SEC) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC'S WEB SITE AT WWW.SEC.GOV.